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                          INGLES MARKETS, INCORPORATED

                              AMENDED AND RESTATED

                       1997 NONQUALIFIED STOCK OPTION PLAN

                                   WITNESSETH:

         WHEREAS, on January 17, 1997, Ingles Markets, Incorporated adopted the Ingles Markets, Incorporated 1997 Nonqualified Stock Option Plan;

         WHEREAS, the Board of Directors of the Company deems it to be in the best interest of the Company to amend and restate the plan to increase the number of shares authorized hereunder and to make certain other changes deemed beneficial to the holders of Options hereunder; and

         WHEREAS, the amendment and restatement of the Plan has been approved by an unanimous written consent of the Board of Directors.

         NOW THEREFORE, the terms of the Plan are as follows:

         1. Purpose. The purposes of the Ingles Markets, Incorporated Amended and Restated 1997 Nonqualified Stock Option Plan (the "Plan") are to attract, retain and motivate officers and key employees of the Company and its Subsidiaries and directors of the Company and to provide to such persons incentives and rewards for superior performance.

         2. Definitions: As used in the Plan, the following terms have the following meanings:

                  (a)      "AGREEMENT" shall have the meaning set forth in
         Section 6 of the Plan.

                  (b)      "AWARD" means an Option.

                  (c)      "BOARD" means the Board of Directors of the Company.

                  (d) "CHANGE OF CONTROL" means the occurrence of any of the following events:

                           (1) any person or group (as defined in the Securities Exchange Act of 1934, as amended) other than a Permitted Holder becomes the beneficial owner directly or indirectly of capital stock of the Company entitling the holder to exercise more than 50% of the total voting power of the Company;


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                           (2)      the Company consolidates with or merges with
                  or into any person or sells, assigns, or otherwise disposes of all or substantially all of its assets and in such event the outstanding voting stock of the Company is converted into or exchanged for cash, securities or other property, unless following such consolidation, merger or sale those person constituting stockholders of the Company immediately prior to such transaction continue to hold beneficially more than 50% of the total voting power of the resulting entity of such transaction; or

                           (3) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution.

                  (e) "CODE" means the Internal Revenue Code of 1986, as amended.

                  (f) "COMMITTEE" means a committee of the Board consisting of at least two directors selected by the Board to administer the Plan.

                  (g) "CLASS A COMMON STOCK" means shares of Class A Common Stock, $.05 par value per share, of the Company.

                  (h) "COMPANY" means Ingles Markets, Incorporated, a North Carolina corporation.

                  (i) "DATE OF GRANT" means the date specified by the Committee on which an Award shall become effective.

                  (j) "EXERCISE PRICE" means the purchase price per share of Class A Common Stock payable on exercise of an Option, as determined by the Committee in its sole discretion (subject to the terms of the Plan) and as set forth in the applicable Agreement.

                  (k) "EXPIRATION DATE" means the date established by the Committee and set forth in an Agreement as the date after which the Options described in the Agreement that have not previously been exercised shall terminate, become null and void and no longer be of any force and effect.

                  (l) "FAIR MARKET VALUE" of a share of Class A Common Stock on a given date means the closing price of a share of Class A Common Stock on the date immediately preceding such date (or the most recent trading date prior thereto if such date is not a trading date) on the Nasdaq/National Market of The Nasdaq Stock Market, or such national exchange, if any, as may be designated by the Board.

                  (m) "OPTION" means the right to purchase a share of Class A Common Stock upon exercise of a nonqualified stock option granted pursuant to the Plan.


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                  (n)      "OPTION SHARES" means the shares of Class A Common
         Stock purchased pursuant to the exercise of Options and "OPTION SHARE" means one such share of Class A Common Stock.

                  (o) "OUTSIDE DIRECTOR" means a director of the Company who is not also an employee of the Company.

                  (p) "PARTICIPANT" means a person to whom an Award has been made by the Committee in its sole discretion and who, at the time of such Award, is an officer or key employee of the Company or any of its Subsidiaries, or who has agreed to commence serving in any such capacity within 90 days prior to the Date of Grant or, at the time of such Award, is an Outside Director of the Company.

                  (q) "PERMITTED HOLDERS" means (i) Robert P. Ingle, (ii) the spouse, issue, issue's spouses or grandchildren or other members of the immediate family of Robert P. Ingle or such other person; (iii) any trust created for the benefit of the persons described in clauses (i),
         (ii) or (iv) or any trust for the benefit of any such trust; (iv) in the event of the incompetence or death of any persons described in clause (i) and (ii), such person's estate, executor, administrator, committee or other personal representative or beneficiary, in each case who at any particular date shall beneficially own or have the right to acquire, directly or indirectly, capital stock of the Company; or (v) the Ingles Markets, Incorporated Investment/Profit Sharing Plan and Trust.

                  (r) "RULE 16b-3" means Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

                  (s) "SUBSIDIARY" means any corporation in which the Company owns or controls, directly or indirectly, not less than 50% of the total combined voting power represented by all classes of stock issued by such corporation.

                  (t) "VESTED OPTIONS" means, as of any date, Options which by their terms are exercisable on such date.

3.       Administration of the Plan.

         (a) The Plan shall be administered, and Awards shall be granted hereunder, by the full Board or by the Committee. Any power granted by the Plan to the Committee shall be equally exercisable by the Board. Each member of the Committee shall be a member of the Board who satisfies the requirements of Rule 16b-3 and of Section 162(m) of the Code. A majority of the Committee shall constitute a quorum, and the actions of the members of the Committee present at any meeting at which a quorum is present, or acts unanimously approved in writing, shall be the acts of the Committee. In the event that the Committee consists of two directors, a "majority" shall mean two.

         (b) The interpretation and construction by the Committee of any provision of the Plan or of any Agreement, and any determination by the Committee


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pursuant to any provision of this Plan or of any Agreement shall be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith.

         4. Shares Available Under the Plan. The maximum number of shares of Class A Common Stock which may be issued upon the exercise of Options granted under the Plan is 8,000,000(1), and 8,000,000(1) shares of Class A Common Stock shall be reserved for Options granted under the Plan, subject to adjustment as provided in Section 10. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing. Any shares of Class A Common Stock which are subject to Options which expire or which have been surrendered without being exercised in full shall again be available for issuance under this Plan. The maximum number of Options which may be granted to any Participant is 1,250,000 per year.

         5. Options. The Committee may, from time to time and upon such terms and conditions as it may determine, subject to the terms of the Plan, authorize the granting to Participants of Options.

         6. Agreement. The terms and conditions of each Option shall be embodied in a written agreement (the "AGREEMENT"), in a form approved by the Committee which shall contain terms and conditions not inconsistent with the Plan, and which shall incorporate the Plan by reference. Options granted under the Plan shall comply with the following terms and conditions:

                  (a) Each Agreement shall specify the number of shares of Class A Common Stock for which Options have been granted.

                  (b)      Each Agreement shall specify the Exercise Price.

                  (c) Each Agreement shall specify that the Exercise Price shall be payable in cash or other immediately available funds or by check acceptable to the Company. Each Agreement may also provide that the Exercise Price shall be payable, at the discretion of the Committee, (i) by the transfer to the Company of shares of Class A Common Stock already owned by the Participant for a period of at least six months prior to the date of exercise that have an aggregate Fair Market Value on the date of exercise equal to the aggregate Exercise Price, or (ii) by a combination of cash and such shares. The Company shall not loan any monies to any Participant for the purchase of any Option Shares.

                  (d) Successive grants may be made to the same Participant whether or not any Options previously granted to such Participant remain unexercised.

                  (e) Each Agreement shall specify the applicable vesting schedule and the effective term of the Option.






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1 Prior to the date of this amended and restated plan, 261,800 shares have been issued upon the exercise of Options. Thus, out of such 8,000,000 shares, 7,738,200 shares are currently available and reserved for issuance of which 3,620,550 shares are currently covered by outstanding options.


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                  (f)      Options granted under the Plan are not intended to
         qualify as "incentive stock options" within the meaning of Section 422 of the Code.

                  (g)      Each Agreement shall specify an Expiration Date.

                  (h) Each Option granted under the Plan shall be subject to such additional terms and conditions, not inconsistent with the Plan, which are prescribed by the Committee and set forth in the applicable Agreement.

                  (i) As soon as practicable following the exercise of any Options, a certificate evidencing the number of shares of Class A Common Stock issued in connection with such exercise shall be issued in the name of the Participant.

         7. Termination of Employment Or Board Position Other Than By Reason Of Death. In the event that a Participant shall cease to be employed by the Company or one of its Subsidiaries or ceases to serve on the Board for any reason other than his death, a material disability or retirement with the consent of the Company, all Options held by him pursuant to the Plan and not previously exercised at the date of such termination shall terminate immediately and become null and void and no longer of any force or effect. If the termination or cessation is due to a material disability or retirement with the consent of the Company, such disabled or retiring Participant shall have the right to exercise his Options which have not previously been exercised at the date of such termination of employment or Board position at any time within three (3) months after such termination, subject to the conditions that no Option shall be exercisable after the Expiration Date. Whether termination of employment or the Optionee's Board position is due to a material disability or is to be considered a retirement with the consent of the Company shall be determined by the Committee, which determination, unless overruled by the Board, shall be final and conclusive. Any disability to be considered "material" must result in a permanent and total disability of an employee or director as defined in Code Section 22(e)(3), as amended, or if such Section is no longer of any force or effect, the Participant shall be deemed to be permanently and totally disabled if he is unable to engage in any substantial gainful employment by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

         8. Death of Participant. If the Participant shall die while in the employ of the Company or any of its Subsidiaries or while serving on the Company's Board or within a period of three (3) months after the termination of his employment or cessation of his Board membership as a result of a material disability or retirement with the consent of the Company as determined in
Section 7 above, such Participant's Options may be exercised in whole or in part at any time within three (3) months after the Participant's death, by the executor or administrators of the Participant's estate or by any person or persons who shall have acquired the Options directly from the Participant by bequest or inheritance, subject to the condition that no Option shall be exercisable after the Expiration Date.


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         9.       Transferability. No Option shall be transferable by a
Participant other than by will or the laws of descent and distribution. Options shall be exercisable during the Participant's lifetime only by the Participant or by the Participant's estate, successor or legal representative.

         10. Acceleration of Vesting Upon Change Of Control. If a Change of Control occurs, the Committee may in its sole discretion, take one or more of the following actions as it deems appropriate in connection with such Change of
Control:

                  (a) accelerate the exercise date of any outstanding Option, by making any or all outstanding Options fully vested and exercisable and providing for their expiration and cancellation upon completion of such Change of Control;

                  (b) provide for the payment of cash to any or all owners of Options in exchange for the required cancellation of their outstanding Options; and

                  (c) make any other adjustments or amendments to the Plan and outstanding Options as they shall deem necessary and appropriate.

If the Committee chooses to provide for the acceleration and cancellation of outstanding Options in connection with a Change of Control, notice must be provided to all Optionees at least 45 days prior to such Change of Control stating that the Optionees shall have the right for a period of at least 30 days, until five days before the effective date of such Change of Control, to exercise in whole or in part any unexpired options, the vesting of which has been accelerated.

         11. Adjustments. The Committee may make or provide for such adjustments (a) in the maximum number of shares of Class A Common Stock specified in Section 4, (b) in the number of shares of Class A Common Stock covered by outstanding Options granted hereunder, and/or (c) in the Exercise Price applicable to such Options as the Committee in its sole discretion, may determine is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, or from any merger, consolidation, spin-off, reorganization, partial or complete liquidation, issuance of rights or warrants to purchase securities or any other corporate transaction or other event having an effect similar to any of the foregoing.

         12. Fractional Shares. The Company shall not be required to issue any fractional shares of Class A Common Stock pursuant to the Plan. The Committee may provide for the elimination of fractional shares or for the settlement of fractional shares in cash.

         13. Withholding Taxes. The Company and its Subsidiaries shall have the right to require any individual entitled to receive Option Shares to remit to the Company, prior to the delivery of any certificates evidencing such Option Shares, any amount sufficient to satisfy any federal, state, or local tax withholding requirements. Each Agreement may provide, at the discretion of the Committee, that prior to the Company's


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determination of such withholding liability, such individual may make an irrevocable election to satisfy, in whole or in part, such obligation to remit taxes by directing the Company to withhold Option Shares that would otherwise be received by such individual. Such election may be denied by the Committee in its discretion, or may be made subject to certain conditions specified by the Committee, including, without limitation, conditions intended to avoid the imposition of liability against the individual under Section 16(b) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

         14. Registration Restrictions. An Option shall not be exercisable unless and until (i) a registration statement under the Securities Act of 1933, as amended, has been duly filed and declared effective pertaining to such Option Shares, such Option Shares shall have been qualified under applicable state "blue sky" laws and all regulations of any securities exchange on which the Class A Common Stock may be listed (including, without limitation for such purposes, The Nasdaq Stock Market, Inc.) shall have been fully complied with and satisfied, or (ii) the Committee in its sole discretion determines that such registration, qualification and compliance are not required as a result of the availability of an exemption from such registration, qualification, or compliance under such laws.

         15. Stockholder Rights. A Participant shall have no rights as a stockholder with respect to any shares of Class A Common Stock issuable upon exercise of an Option until a certificate or certificates evidencing such shares shall have been issued to such Participant, and no adjustment shall be made for dividends or distributions or other rights in respect of any share of capital stock of the Company for which the record date is prior to the date upon which the Participant shall become the holder of record thereof.

         16. Deductibility Under Code Section 162(m). Awards granted under the Plan to Participants which the Committee reasonably believes may be subject to Section 162(m) of the Code shall not be exercisable, and payment under the Plan in connection with any such Award shall not be made, unless and until the Committee has determined in its sole discretion that such exercise or payment would no longer be subject to Section 162(m) of the Code.

         17. Amendments; Termination; Limitation on Participant Rights. (a) The Board may, at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that no termination or amendment of the Plan may, without the consent of the Participant to whom any Award shall previously have been granted, adversely affect the rights of such Participant in such Award; provided further, however, that amendments shall be subject to (x) the approval of a majority of the shares of the Company's voting common stock entitled to vote if the Committee determines that such approval is necessary in order for the Company to rely on the exemptive relief provided under Rule 16b-3 or to avoid the loss of deduction under 162(m) and (y) all other approvals which are required by law, whether regulatory, stockholder or otherwise.


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                  (b)      The Plan shall not confer upon any Participant any
         right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant's employment or other service at any time.

         18. Term Of Plan. Options may be granted pursuant to the Plan, from time to time, before the 1st day of January, 2007.

         19. Effective Date. The Plan as originally adopted was in effect as of January 17, 1997 and as amended and restated is effective as of January 9, 2002, subject to the receipt of approval of the Plan by the stockholders of the Company entitled to vote thereon.

         20. Governing Law. The Plan and all rights hereunder shall be construed in accordance with and governed by the laws of the State of North Carolina.


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